                                   AGREEMENT



     This Agreement (the "Agreement") is made and entered into as of January 1, 1995, by and between Charles M. Clough ("Clough") and Wyle Laboratories, a California corporation (the "Company") with reference to the following facts.

     Clough is currently serving as Chairman of the Board and Chief Executive Officer of the Company under that certain Employment Agreement dated February 1, 1989, as amended (the "Prior Agreement"). Clough has been an essential, instrumental ingredient in the growth and success of the Company's Electronics Marketing Group business and the Company overall during a twelve-year period.

     The Company and Clough have had extensive discussions regarding Clough's desire to retire as an employee at the close of business on March 31, 1995, and Clough's role with the Company in future years following such retirement. In order to induce Clough to continue his relationship with, and to devote his singular efforts to, the Company, during and following his employment, the parties hereto propose to enter into this Agreement and to replace and supersede the Prior Agreement effective January 1, 1995.

     The parties therefore agree as follows:


     1.  Scope of Services.
         -----------------

     1.1  Title & Duties.  Clough shall continue to serve as Chairman of the
          --------------
Board and Chief Executive Officer of the Company through March 31, 1995. As of the close of business on March 31, 1995, Clough will relinquish his position and the title of Chief Executive Officer and shall retire as an employee from the Company. From April 1, 1995 until the 1998 Annual Meeting of Shareholders, currently scheduled for May 12, 1998, Mr. Clough shall retain the title of Chairman of the Board and serve as an outside director of the Company, subject to the approval of the shareholders, thereby allowing another individual to assume the position and title of Chief Executive Officer.

     1.2  Place.  Clough shall not be required to perform any duties as
          -----
described in section 1.1 at any place other than in the County of Orange, State of California, except insofar as his duties shall require reasonable business trips and/or visits to suppliers or customers or Company facilities.

     2.  Extent of Services; Noncompetition.
         ----------------------------------

     2.1  General.  It is recognized that the services to be rendered by Clough
          -------
are of such a nature as to be peculiarly rendered by Clough, encompass the individual ability of Clough and cannot be measured exclusively in terms of hours or services rendered in any particular period. Clough agrees to devote his best efforts to the performance of his duties and exclusively to advance the interests of the Company, which interests shall include the allocation of a reasonable amount of Clough's time to the Company's Electronics Marketing Group.

     2.2  Vacation.  From January 1, 1995 through March 31, 1995, Clough shall
          --------
be entitled to such vacations and other absences from work as shall be reasonably consistent with the performance of his duties as provided in this Agreement.

     2.3  Noncompetition.  Clough agrees that during the term of this Agreement
          --------------
and for a period of two years thereafter, he will neither directly nor indirectly engage in a business competing with any of the businesses conducted by the Company or any of its subsidiaries or affiliates in any county in the state of California and each state of the United States, nor without the prior written consent of the Board of Directors of the Company, directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, employee, partner or consultant, or otherwise engage, invest or participate in any business which is competitive with any of the businesses conducted by the Company or by any subsidiary or affiliate of the Company; provided, however, that nothing contained in this section 2.3 shall prevent Clough from investing or trading in stocks, bonds, commodities, securities, real estate or other forms of investment for his own account and benefit (directly or indirectly), so long as such investment activities do not significantly interfere with Clough's services to be rendered hereunder and are consistent with the conflict of interest provisions contained in the Company's Business Ethics Policy as it exists from time to time.

     3.  Term.  Subject to the provisions for earlier termination provided
         ----
herein, the term of this Agreement shall continue through the 1998 Annual Meeting of Shareholders, currently scheduled for May 12, 1998, and will then terminate, or on June 30, 1998, whichever date shall first occur (the "Termination Date").

     4.  Compensation.
         ------------

     4.1  Cash Compensation.  The Company shall compensate Clough for services
          -----------------
rendered under this Agreement as set forth below, it being is understood by the parties that Clough will remain eligible to participate in the Company's executive bonus plan for calendar year 1994.

     (a) Effective January 1, 1995 through March 31, 1995, Clough will be compensated at a salary of $75,000 per month, and shall have no incentive compensation participation for calendar year 1995.

     (b) Effective April 1, 1995 through the Termination Date, Clough will receive for services as Chairman of the Board an annual fee of $250,000, payable monthly, such fee to be inclusive of any and all director and committee fees.

     4.2  Benefits.
          --------

     (a) Employee Benefits.  Until Clough's scheduled retirement as a full time
         -----------------
employee at the close of business on March 31, 1995, Clough shall be entitled to receive fringe benefits consistent with his duties and position, which benefits shall be no less than those to which he is entitled as of the date hereof, including, but not limited to all plans of life, accident, health, salary continuation and other insurance which is or becomes generally available to other employees, officers or executives of the Company and participation in the Company's Retirement Plan. Clough shall be provided with a full time use of an automobile consistent with the Company's corporate executive policy on automobiles as in effect from time to time. The Company reserves the right to modify, suspend or discontinue any and all of its fringe benefits referred to in this section 4.2 at any time without recourse by Clough so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Clough.

     (b) Post-Employment Benefits.  Effective April 1, 1995, Clough shall be
         ------------------------
entitled to appropriate office space and secretarial services at the Company's corporate office, Irvine, California. He shall also be entitled to participate in outside director benefit plans as may be in effect from time to time, including the Outside Directors' Retirement Plan, the Deferred Directors' Compensation Plan and the 1993 Eligible Directors' Stock Option Plan.

     4.3  Expenses.  During the term of this Agreement, Clough shall be
          --------
reimbursed for all expenses reasonably incurred in the furtherance of the business of the Company. Clough shall keep complete and accurate records of all expenditures such that Clough may fully account to the Board of Directors, if requested, or as may then be required by the Internal Revenue Service.

     4.4  Automobile Transfer Bonus.  Upon Clough's retirement as a full time
          -------------------------
employee, the Company shall transfer to Clough without charge the automobile he is then using under section 4.2 hereof.

     5.  Confidential Information.
         ------------------------

     5.1  General.  Clough acknowledges that during his employment by, and as a
          -------
result of his relationship with, the Company he has obtained knowledge of and has gained access to information regarding the Company's business, operations, products, proposed products, production methods, processes, customer lists, advertising, marketing and promotional plans and materials, price lists, price policies, financial information and other trade secrets, confidential information and material proprietary to the Company or designated as being confidential by the Company which is not generally known to non-Company personnel, including information and material originated, discovered or developed in whole or in part by Clough (collectively referred to herein as "Confidential Information"). Clough agrees that during the term of this Agreement and, to the fullest extent permitted by law, thereafter, he will, in a fiduciary capacity for the benefit of the Company, hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any person, firm or other entity, or utilize any of the Confidential Information for any purpose, except in furtherance of his services under this Agreement.

     5.2  Return of Materials.  Clough agrees that upon the expiration or
          -------------------
earlier termination of this Agreement, he will, at the Company's request, surrender and return to the Company all lists, books, records and other Confidential Information of the Company, or obtained in connection with the Company's business, it being expressly acknowledged by Clough that all such items are the exclusive property of the Company, and all other property belonging to the Company then in the possession of Clough, and Clough shall not make or retain any copies thereof.

     6.  Termination Prior to Termination Date.  Clough's rights under this
         -------------------------------------
Agreement may be terminated prior to the expiration of the term of this Agreement (as provided in section 3 hereof) only as provided in this section 6.

     6.1  Discharge or Resignation.
          ------------------------

     (a) Clough may be discharged prior to the Termination Date (1) for "Just Cause"; or (2) upon 60 days written notice, even if "Just Cause" does not exist.

     (b) For a discharge which occurs prior to a "Change in Control," as defined herein, "Just Cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Clough has: (1) committed a material breach of his duties and responsibilities to the Company (other than as a result of incapacity due to Clough's disability); or (2) been convicted of a crime involving moral turpitude; or (3) refused to perform his required duties and responsibilities or performed them incompetently; or (4) violated any fiduciary duty to the Company; or (5) taken actions which are injurious to the Company and which involve moral turpitude or actual malice towards the Company. For a discharge which occurs coincident with or after a "Change in Control," "Just Cause" shall mean (x) Clough's conviction of a crime involving moral turpitude; or (y) actions of Clough which are injurious to the Company and involve moral turpitude or actual malice toward the Company.

     (c) Clough may resign prior to the term of this Agreement (1) for "Good Reason"; or (2) upon 60 days written notice, even if "Good Reason" does not exist. Regardless of whether a resignation occurs prior to, coincident with or after a "Change in Control," "Good Reason" shall mean the material failure by the Company to fulfill its obligations under this Agreement, to the extent not remedied in a reasonable period of time after receipt of written notice by Clough specifying the material failure by the Company. Any reduction or attempted reduction of compensation or benefits below that required by section 4 or services to be rendered in section 1.1 is deemed material. For a resignation which occurs coincident with or following a Change in Control, "Good Reason" shall also mean the failure by the Company or its successors to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if a Change in Control had not occurred.

     (d) (1) If Clough is discharged for "Just Cause" or resigns without "Good Reason," the Company shall not be obligated to pay Clough any sums of money other than all compensation and benefits due Clough as of the date of his discharge or resignation.

     (2) If Clough is discharged without "Just Cause" or resigns for "Good Reason," Clough shall be entitled to the following:

     (i) all compensation and benefits due Clough as of the date of discharge or resignation; plus

     (ii) A lump sum payment equal to the present value of the compensation which would be received by Clough through the term of this Agreement had the resignation or discharge not occurred. The present value shall be determined by using the applicable federal mid-term rate, compounded monthly, as determined under Section 127(d) of the Internal Revenue Code of 1986, as amended (the "Code"), or its successor, as of the date of discharge or resignation. The entire lump-sum amount shall be paid within 30 days of the date of resignation or discharge. Clough shall have no duty to mitigate or attempt to mitigate his damages.

     (e) (1) Notwithstanding anything to the contrary in this Agreement, payments to Clough which constitute "parachute payments," as defined in Section 280G of the Code, shall be limited, if necessary, so that the maximum amount of such payments to the Clough shall be one dollar ($1.00) less than the amount which would cause the payments to Clough (including payments to Clough which are not included in this Agreement) to be subject to the excise tax imposed by
Section 4999 of the Code.

     (2) Any determination that payments to Clough must be limited and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Clough within 15 business days of the time such calculation is requested by the Company or Clough. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Clough shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that payments to Clough shall be limited, it shall furnish Clough with written opinion that failure to limit the payments would result in the imposition of a tax under
Section 4999 of the Code. Any determination by the Accounting Firm shall be binding upon the Company and Clough. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that payments to Clough which will not have been made by the Company should have been made ("Underpayment"). The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Clough. In the event that any payment made to Clough shall be determined by the Accounting Firm to result in the imposition of any tax under Section 4999 of the Code, Clough shall promptly reimburse the Company for the amount of such excess together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G (or any successor thereto), from the date the reimbursable payment was received by Clough to the date the same is repaid to the Company. The parties hereto acknowledge and agree that the amount of any such reimbursement shall be deemed never paid to Clough.

     (f) For purposes of this Agreement; a "Change of Control" shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of

1934), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board") cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period.

     6.2  Disability.  If the Company in good faith determines that Clough has
          ----------
become ill or injured and such illness or injury will prevent Clough from performing the services required under this Agreement for a period of more than 12 consecutive months on substantially a full time basis, the Company may give Clough written notice that it intends to terminate this Agreement. Such termination shall become effective 30 days after receipt of such notice by Clough, provided that, within 30 days after such receipt, Clough shall not have returned to full time performance of his duties. If Clough is so terminated, Clough shall be entitled to receive his full compensation and benefits until the expiration of 12 months from the date on which he was first unable to substantially perform his duties hereunder.

     6.3  Death.  The death of Clough shall result in automatic termination of
          -----
this Agreement, and the Company shall not be obligated to pay the estate or personal representative of Clough any sums of money other than any and all compensation and benefits due Clough at the date of his death and bonus for the period prior to death.

     7.  Arbitration.
         -----------

     7.1  General.  Any dispute, controversy or claim arising out of or relating
          -------
to this Agreement, the breach hereof or the coverage or enforceability of this arbitration provision shall be settled by arbitration in Orange County, California, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Orange County on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. Notwithstanding the foregoing, either party hereto may seek any provisional remedy in a court, including but not limited to an action for injunctive relief or attachment, without waiving the right to arbitration.

     7.2  Procedure.  There shall be three arbitrators, one to be chosen by each
          ---------
party at will within 10 days from the date of delivery of demand for arbitration and the third arbitrator to be selected by the two arbitrators so chosen. If the two arbitrators are unable to select a third arbitrator within 10 days after the last of the two arbitrators is chosen by the parties, the third arbitrator will be designated, on application by either party, by the American Arbitration Association. The decision of a majority of the arbitrators shall be final and binding on both parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company shall have the burden of proving Just Cause for any discharge of Clough under section 6.1 hereof; for a resignation which occurs prior to a Change in Control, Clough shall have the burden of proving Good Reason, and for a resignation which occur after a Change in Control, the Company shall have the burden of proving that Good Reason did not exist. Judgment upon any award of the arbitrators may be entered in any court having jurisdiction, or application may be made to any such court for the judicial acceptance of the award and for an order of enforcement.

     7.3  Costs and Expenses.  The Company shall pay the fees of all
          ------------------
arbitrators, witnesses and such other expenses as may be generated by the arbitration, except Clough's attorneys fees, unless a majority of the arbitrators concludes that such arbitration procedure was not instituted in good faith by Clough. In such event the arbitrators shall be empowered to allocate fees and assess costs and other expenses of the arbitration, except attorneys fees, as they may deem appropriate, bearing in mind the relative financial abilities of the parties and the respective merits of their positions.

     8.  Non-Assignment.  This Agreement shall not be assignable nor the duties
         --------------
hereunder delegable by Clough. None of the payments hereunder may be encumbered, transferred or in any way anticipated. The Company shall not assign this Agreement nor shall it transfer all or any substantial part of its assets without first obtaining in conjunction with such transfer the express assumption of the obligations hereof by the assignee or transferee.

     9.  Remedies.  Clough acknowledges that the services he is to render under
         --------
this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage will result to the Company in the event of any default or breach of this Agreement by Clough. Because of the unique nature of the Confidential Information, Clough further acknowledges and agrees that the Company will suffer irreparable harm if Clough fails to comply with his obligations in section 5 hereof and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Clough agrees that the Company will, in addition to any other remedies available to it at law, in equity or, without limitation, otherwise, be entitled to injunctive relief and/or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement. This provision shall not constitute a waiver by the Company of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise.

     10.  Survival.  The provisions of sections 5, 7 and 9 shall survive the
          --------
expiration or earlier termination of this Agreement.

     11.  Notices.  Any notices or other communications relating to this
          -------
Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, to the party concerned at the address set forth below:

     If to Company:    Wyle Laboratories
                       15370 Barranca Parkway
                       Irvine, California 92718
                       Attn: Vice President - Administration,
                             General Counsel & Secretary

     If to Clough:     At his residence address as maintained by the Company in
                       the regular course of its business.

Either party may change the address for the giving of notices at any time by notice given to the other party under the provisions of this section 11.

     12.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties and supersedes the Prior Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties.

     13.  Construction.  This Agreement shall be governed under
          ------------

and construed in accordance with the laws of the State of California. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

     14.  Severability.  If any portion or provision of this Agreement is
          ------------
determined by arbitration or by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining portions or provisions hereof shall not be affected.

     15.  Binding Effect.  The rights and obligations of the parties under this
          --------------
Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators, executors and personal representatives of the parties.

     16. Following the close of business on March 31, 1995 Clough will no longer be an employee of the Company and shall become an independent contractor.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and in the year first written above.

                              WYLE LABORATORIES


                              By:  /s/ Stephen D. Natcher
                                   ------------------------
                                   Stephen D. Natcher
                              Its: Vice President - Administration,
                                   General Counsel and Secretary



                                   /s/ Charles M. Clough
                                   ------------------------
                                   Charles M. Clough